EXHIBIT 8.1

List of Subsidiaries of KT Corporation

(As of December 31, 2007)

Name	Jurisdiction of Incorporation
KT Freetel Co., Ltd.	Korea
KT Hitel Co., Ltd.	Korea
KT Submarine Co., Ltd.	Korea
KT Powertel Co., Ltd.	Korea
KT Networks Corporation	Korea
KT Linkus Co., Ltd.	Korea
KT Commerce Inc.	Korea
KTF Technologies Inc.	Korea
KTF M Hows	Korea
Korea Telecom America, Inc.	U.S.A.
KTF M&S Co., Ltd.	Korea
New Telephone Company, Inc.	Russia
Korea Telecom Japan Co., Ltd.	Japan
Korea Telecom China Co., Ltd.	China
KT Internal Venture Fund No. 2	Korea
KT FDS Co., Ltd.	Korea
KT Rental Co., Ltd.	Korea
KT Capital Co., Ltd.	Korea
Sidus FNH Corporation	Korea
PT. KTF Indonesia	Indonesia
Sidus FNH Benex Cinema Investment Fund	Korea
Telecop Service Co., Ltd.	Korea
Olive Nine Co., Ltd.	Korea
Bluecord Technology Co., Ltd.	Korea
Doremi Media Co., Ltd.	Korea
Super iMax	Uzbekistan
East Telecom	Uzbekistan
KTSC Investment Management B.V.	Netherlands